Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
WMI #08-06
Waste Management Announces First Quarter 2008 Earnings
Company Posts Higher Earnings and Cash from Operations and Expresses Confidence in
Achieving Full Year 2008 Earnings Guidance
HOUSTON — April 29, 2008 — Waste Management, Inc. (NYSE: WMI) today announced financial results for its first quarter ended March 31, 2008. Net income for the quarter was $241 million, or $0.48 per diluted share, compared with $238 million, or $0.45 per diluted share in the prior year period.
Revenue for the first quarter of 2008 was $3.27 billion as compared with $3.19 billion in the year ago period, an increase of 2.4%. Income from operations as a percent of revenue improved by 50 basis points from the prior year period to 15.6% in the first quarter of 2008.
The Company noted several items that impacted the results in the 2007 and 2008 first quarters. Results in the first quarter of 2008 included a net $0.01 per diluted share benefit due to a $6 million benefit in net income from income tax audit settlements. Results in the first quarter of 2007 included a net $0.02 per diluted share benefit consisting of a $16 million benefit in net income from income tax audit settlements and a $6 million reduction in net income due to restructuring charges.
Excluding those items, earnings would have been $0.47 per diluted share in the first quarter of 2008 compared with $0.43 per diluted share in the first quarter of 2007. This is a 9.3% increase in adjusted earnings per diluted share.(a)
“We started the year on a solid note as we again accomplished our primary financial goals of earnings growth, margin expansion and strong free cash flow,” said David P. Steiner, Chief Executive Officer of Waste Management. “The 9.3% growth in adjusted earnings per share is an impressive accomplishment in the current business environment. It is even more impressive when you consider that we had a $0.02 per diluted share benefit in Section 45K tax credits in the first quarter of 2007. The Section 45K program expired at the end of 2007. Excluding that benefit, year-over-year earnings would have grown 14.6% in the first quarter of 2008. (a)
“We grew revenue by 2.4% during the first quarter of 2008, due mainly to our disciplined approach to pricing, which led to internal revenue growth from yield on base business of 3.2%. We also benefited from higher recycling commodity prices, which contributed an additional 2.3% to revenue growth. Partially offsetting these increases were declines in internal revenue growth from volumes of 3.9%, mostly in the collection lines of business, as well as the carry-

over impact of divestitures of certain under-performing operations, which occurred principally during the 2007 fiscal year.
“We overcame several challenges during the first quarter of 2008, including the impact of sharply rising diesel fuel prices, a slow economy and harsh winter weather in the Midwest. Higher diesel fuel prices caused an approximate $0.01 per share reduction in earnings during the quarter because the increase in our fuel surcharge revenue lagged the sharp rise in diesel fuel prices; and this also caused an approximate 50 basis point decline in income from operations as a percent of revenue. Excluding this negative 50 basis point impact, our income from operations as a percent of revenue increased by 100 basis points in the first quarter of this year compared with the prior year period, in line with our expectations. (a) We estimate that the winter weather conditions caused a $0.01 per share decline in net income during the first quarter of this year.”
Steiner continued, “We overcame a number of challenges by continuing our focus on pricing and operational excellence and executing our strategy of reviewing low margin accounts and increasing prices or culling that business. And we again produced strong free cash flow that we returned to shareholders in the form of our dividend and share repurchases. We generated $561 million in net cash from operating activities and $362 million of free cash flow during the quarter.” (a)
Key Highlights for the First Quarter of 2008
•	Income from operations was $511 million, or 15.6% of revenue, an increase of 50 basis points compared with the prior year first quarter. Excluding the impacts of higher diesel fuel prices on fuel surcharge revenue and operating expenses, income from operations as a percent of revenue was 16.1% in the first quarter of 2008, an increase of 100 basis points compared with the prior year first quarter. (a)

•	Internal revenue growth from yield on base business was 3.2%. Including the positive impact of higher recycling commodity prices and higher fuel surcharge revenue, internal revenue growth from yield was 6.8%.

•	Internal revenue growth from volume was a negative 3.9%.

•	Divestitures caused a 2.0% decline in revenue in the quarter, while acquisitions contributed 0.8% to higher revenue. Foreign currency translation contributed an additional 0.8% to revenue growth.

•	Operating expenses were 64.1% of revenue, up from 63.8% of revenue in the same period in 2007. Excluding the impacts of higher diesel fuel prices and higher recycling commodity prices on both operating expenses and revenue, operating expenses were 63.0% of revenue in the first quarter of 2008, or an 80 basis point improvement compared with the prior year period.(a)

•	Depreciation and amortization expenses were 9.1% of revenue, down from 9.7% of revenue in the first quarter of 2007, due mainly to lower volumes.

•	Net cash provided by operating activities was $561 million compared with $538 million in the prior year quarter. Capital expenditures were $213 million, compared with $272 million in the prior year quarter.

•	Free cash flow was $362 million, compared with $335 million in the prior year quarter.(a)

•	We returned $414 million to shareholders in the form of $281 million in common stock repurchases, or approximately 9 million shares, and $133 million in dividend payments.
Steiner concluded, “Despite the slow economy, we are off to a good start for the year. We continued to execute our disciplined pricing and cost control strategies and we overcame the challenges during the quarter. Our success during the first quarter gives us confidence that we can achieve our previously projected full-year earnings of $2.19 to $2.23 per diluted share and free cash flow of $1.4 billion.”(a)

(a)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and (ii) financial measures the Company uses in the management of its business. GAAP measures that have been adjusted to exclude the impact of certain unusual, non-recurring or otherwise non-operational items include:
•	Earnings per diluted share;

•	Income from operations as a percent of revenue;

•	Operating expenses as a percent of revenue; and

•	Projected earnings per diluted share.
The Company also discusses free cash flow and projected free cash flow, which are non-GAAP measures, because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisitions, its share repurchase program, its scheduled debt reduction and the payment of dividends. The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison.

The quantitative reconciliations of the non-GAAP measures, other than the full year projected earnings per diluted share, to the most comparable GAAP measures are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

The full year adjusted earnings of $2.19 to $2.23 per diluted share projected by the Company excludes the first quarter impact of a $6 million income tax audit settlement. GAAP net earnings per diluted share for the remaining three quarters of 2008 may include other items that are not currently determinable, but may be significant, such as asset impairment and unusual items, charges, gains or losses from divestitures, or additional resolution of income tax items. The full year 2008 adjusted projected earnings reaffirmed today excludes the impact of any such items that may occur. GAAP net earnings per diluted share projected for the full year would require inclusion of the projected impact of these items. Due to the uncertainty of the likelihood, amount and timing of any such items, we do not believe we have the information available to provide projected full year GAAP net earnings per diluted share and the quantitative reconciliation to our current adjusted earning per diluted share projection.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. Eastern time and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “Earnings Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call — Call ID 39562966.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 1:00 p.m. Eastern time on April 29th through 5:00 p.m. Eastern time on May 13th. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 39562966.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements.” The forward-looking statements that the Company makes are the Company’s expectations, opinion, view or belief at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2008 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on any forward-looking statements, which speak only as of their dates. The following are some of the risks that we face:
•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our yield on base business;

•	we may be unable to maintain or expand margins if we are unable to control costs or raise prices;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including pricing increases; passing on increased costs to our customers; reducing costs due to our operational improvement programs; and divesting under-performing assets and purchasing accretive businesses, any of which could negatively affect our revenue and margins;

•	weather conditions cause our quarter—to-quarter results to fluctuate, and harsh weather or natural disasters may cause us to temporarily shut down operations;

•	inflation, higher interest rates and other general and local economic conditions may negatively affect the volumes of waste generated, our financing costs and other expenses;

•	possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory requirements may increase our expenses;

•	regulations, including regulations to limit greenhouse gas emissions, may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenue;

•	fuel price increases or fuel supply shortages may increase our expenses or restrict our ability to operate;

•	increased costs to obtain financial assurance or the inadequacy of our insurance coverages could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuating commodity prices may have negative effects on our operating revenue and expenses;

•	trends toward recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have been chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems could decrease our efficiencies, increase our costs, or lead to an impairment charge;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations; and

•	we may reduce or eliminate our dividend or share repurchase program or we may need to raise additional capital if cash flows are less than we expect or capital expenditures or acquisition spending are more than we expect, and we may not be able to obtain any needed capital on acceptable terms.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended March 31,
	2008	2007

Operating revenues	$3,266	$3,188

Costs and expenses:
Operating	2,092	2,034
Selling, general and administrative	368	353
Depreciation and amortization	297	310
Restructuring	—	9
(Income) expense from divestitures, asset impairments and unusual items	(2)	1

	2,755	2,707

Income from operations	511	481

Other income (expense):
Interest expense	(122)	(135)
Interest income	5	18
Equity in net losses of unconsolidated entities	(2)	(24)
Minority interest	(7)	(10)
Other, net	—	1

	(126)	(150)

Income before income taxes	385	331
Provision for income taxes	144	93

Net income	$241	$238

Basic earnings per common share	$0.49	$0.45

Diluted earnings per common share	$0.48	$0.45

Basic common shares outstanding	496.0	529.4

Diluted common shares outstanding	498.3	534.1

Cash dividends declared per common share	$0.27	$0.24

Note: The quarter ended March 31, 2007 includes certain adjustments required as a result of the Financial Accounting Standards Board (“FASB”) finalizing and releasing FASB Staff Position (“FSP”) No. FIN 48-1, Definition of Settlement in FASB Interpretation No. 48. This FSP was released subsequent to the Company’s Q1 2007 Press Release and Form 10-Q filing, but was required to be retrospectively applied to the date of the initial adoption of FIN 48.

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended March 31,
	2008	2007
EPS Calculation:

Net income	$241	$238

Number of common shares outstanding at end of period	492.4	520.9
Effect of using weighted average common shares outstanding	3.6	8.5

Weighted average basic common shares outstanding	496.0	529.4
Dilutive effect of equity-based compensation awards, warrants, and other contingently issuable shares	2.3	4.7

Weighted average diluted common shares outstanding	498.3	534.1

Basic earnings per common share	$0.49	$0.45

Diluted earnings per common share	$0.48	$0.45

(2)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$466	$348
Receivables, net	1,816	1,892
Other	283	240

Total current assets	2,565	2,480

Property and equipment, net	11,297	11,351
Goodwill	5,411	5,406
Other intangible assets, net	125	124
Other assets	786	814

Total assets	$20,184	$20,175

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,104	$2,269
Current portion of long-term debt	490	329

Total current liabilities	2,594	2,598

Long-term debt, less current portion	8,229	8,008
Other liabilities	3,443	3,467

Total liabilities	14,266	14,073

Minority interest in subsidiaries and variable interest entities	307	310
Stockholders’ equity	5,611	5,792

Total liabilities and stockholders’ equity	$20,184	$20,175

(3)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Quarters Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$241	$238
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	297	310
Other	29	13
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(6)	(23)

Net cash provided by operating activities	561	538

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(69)	(2)
Capital expenditures	(213)	(272)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	14	69
Purchases of short-term investments	—	(525)
Proceeds from sales of short-term investments	—	663
Net receipts from restricted trust and escrow accounts, and other	68	31

Net cash used in investing activities	(200)	(36)

Cash flows from financing activities:
New borrowings	803	134
Debt repayments	(544)	(242)
Common stock repurchases	(281)	(487)
Cash dividends	(133)	(126)
Exercise of common stock options and warrants	10	34
Other, net	(98)	42

Net cash used in financing activities	(243)	(645)

Effect of exchange rate changes on cash and cash equivalents	—	—

Increase (decrease) in cash and cash equivalents	118	(143)
Cash and cash equivalents at beginning of period	348	614

Cash and cash equivalents at end of period	$466	$471

Note: The quarter ended March 31, 2007 includes certain adjustments required as a result of the Financial Accounting Standards Board (“FASB”) finalizing and releasing FASB Staff Position (“FSP”) No. FIN 48-1, Definition of Settlement in FASB Interpretation No. 48. This FSP was released subsequent to the Company’s Q1 2007 Press Release and Form 10-Q filing, but was required to be retrospectively applied to the date of the initial adoption of FIN 48.

(4)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Operating Revenues by Lines of Business

Collection	$2,138	$2,190	$2,121
Landfill	685	747	720
Transfer	380	406	389
Wheelabrator	213	219	208
Recycling	320	307	258
Other	45	43	34
Intercompany (a)	(515)	(551)	(542)

Operating revenues	$3,266	$3,361	$3,188

Internal Growth of Operating Revenues from Comparable Prior Periods

Internal growth	2.8%	3.3%	0.7%
Less: Yield changes due to recycling commodities, electricity (IPP), fuel surcharge and mandated fees	3.5%	3.8%	2.2%

Adjusted internal growth	-0.7%	-0.5%	-1.5%

Acquisition Summary (b)

Gross annualized revenue acquired	$71	$3	$2

Total consideration	$104	$2	$1

Cash paid for acquisitions	$70	$2	$1

WMRA Segment Supplemental Data (c)

Operating revenues	$269	$254	$210

Operating expenses	$230	$216	$177

	Quarters Ended March 31,
	2008	2007
Free Cash Flow Analysis (d)

Net cash provided by operating activities	$561	$538
Capital expenditures	(213)	(272)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	14	69

Free cash flow	$362	$335

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(c)	Information provided is after the elimination of intercompany revenues and related expenses.

(d)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(5)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Balance Sheet Data

Cash, cash equivalents and short-term investments available for use (a)	$466	$348	$517

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,719	$8,337	$8,223
Total equity	5,611	5,792	5,885

Total capital	$14,330	$14,129	$14,108

Debt-to-total capital	60.8%	59.0%	58.3%

Capitalized interest	$4	$6	$4

Other Operational Data

Internalization of waste, based on disposal costs	67.7%	66.6%	66.2%

Total landfill disposal volumes (tons in millions)	25.1	27.3	27.6
Total waste-to-energy disposal volumes (tons in millions)	1.7	1.8	1.8

Total disposal volumes (tons in millions)	26.8	29.1	29.4

Active landfills	280	277	281

Landfills reporting volume	260	258	263

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups (b)
Non — SFAS No. 143 amortization expense	$86.1	$94.1	$90.7
Amortization expense related to SFAS No. 143 obligations	7.7	1.1	13.8

Total amortization expense (c)(d)	93.8	95.2	104.5
Accretion and other related expense	15.7	16.6	14.7

Landfill amortization, accretion and other related expense	$109.5	$111.8	$119.2

(a)	The quarters ended March 31, 2008, December 31, 2007, and March 31, 2007 include short-term investments available for use of $0 million, $0 million, and $46 million, respectively.

(b)	Prior period amounts have been revised to exclude amounts from closed landfills not included in our Operating groups.

(c)	The quarter ended March 31, 2008, as compared with the quarter ended December 31, 2007 reflects a $1.4 million reduction in amortization expense, of which $10.2 million was due to the seasonal reduction in landfill volumes. Additionally, there was a sequential increase of $9.7 million due to rate changes principally as a result of the SFAS No. 143 landfill capping construction and closure/post closure obligations identified in our annual landfill review process during the quarter ended December 31, 2007.

(d)	The quarter ended March 31, 2008, as compared with the quarter ended March 31, 2007 reflects a decline in amortization expense due primarily to a reduction in landfill volumes, as well as a $4.6 million decline resulting principally from changes in our estimates of capping costs. The decline in landfill volumes can be attributed to the Company’s collection pricing initiative, a decline in residential construction activities and other economic impacts.

(6)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	March 31, 2008		March 31, 2007
	After-tax	Per Share	After-tax	Per Share
Adjusted Net income and Diluted Earnings Per Share	Amount	Amount	Amount	Amount

Net income and Diluted EPS, as reported	$241	$0.48	$238	$0.45

Adjustments to Net income and Diluted EPS:
Income tax audit settlements	(6)	(0.01)	(16)	(0.03)
Restructuring	—	—	6	0.01

Net income and Diluted EPS, as adjusted (a)	$235	$0.47	$228	$0.43

Additional adjustments:
Section 45K tax credit impact	(1)	—	(12)	(0.02)

Net income and Diluted EPS, as further adjusted (b)	$234	$0.47	$216	$0.41

Full Year 2008 Free Cash Flow Reconciliation

Net cash provided by operating activities	$2,750
Capital expenditures	(1,500)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	150

Free cash flow	$1,400

(a)	Increase in Diluted EPS, as adjusted, of 9.3%
(b)	Increase in Diluted EPS, as adjusted, of 14.6%

(7)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(In Millions)
(Unaudited)

Quarter Ended
Impact of Rising Diesel Fuel Prices on Income from	March 31,
Operations as a percent of Revenues	2008

Adjusted Income from Operations as a percent of Revenues

As reported:
Operating revenues	$3,266
Income from operations	$511

Income from Operations as a percent of Revenues	15.6%
Adjustments for Fuel Impact:
Operating revenues (a)	($48)
Income from operations	$8

As adjusted:
Operating revenues	$3,218
Income from operations	$519

Adjusted Income from Operations as a percent of Revenues	16.1%

Quarter Ended
Impacts of Rising Diesel Fuel Prices and Higher Recycling	March 31,
Commodity Prices on Operating Expenses as a percent of Revenues	2008

Adjusted Operating Expenses as a percent of Revenues

As reported:
Operating revenues	$3,266
Operating expenses	$2,092

Operating Expenses as a percent of Revenues	64.1%

Adjustments to Operating Revenues:
Fuel surcharges (a)	($48)
Recycling commodity prices (b)	($71)

Adjustments to Operating Expenses:
Fuel (c)	($47)
Subcontractor costs — fuel pass-through (d)	($9)
Cost of goods sold due to recycling commodity prices (e)	($53)

As adjusted:
Operating revenues	$3,147
Operating expenses	$1,983

Adjusted Operating Expenses as a percent of Revenues	63.0%

(a)	Increase in fuel surcharge revenue due to higher diesel fuel prices. Excludes changes in fuel surcharge revenue caused by volume fluctuations.

(b)	Increase in revenues due to increase in recycling commodity prices. Excludes changes in recycling commodity revenues caused by volume fluctuations.

(c)	Increase in fuel costs due to higher diesel fuel prices. Excludes changes in fuel costs caused by volume fluctuations.

(d)	Estimated impact of higher diesel fuel prices on fuel costs passed-through by subcontractors. Excludes changes in subcontractor costs caused by volume fluctuations.

(e)	Increase in cost of goods sold due to increase in recycling commodity prices. Excludes changes in cost of goods sold caused by recycling commodity volume fluctuations.

(8)